                                                                     EXHIBIT 2.2

John J. Dawson, Esq. (002786)
Susan G. Boswell, Esq. (004791)
Ronald E. Reinsel, Esq. (011059)
STREICH LANG, P.A.
Renaissance One
Two North Central Avenue
Phoenix, Arizona  85004-2391
(602)  229-5200

Attorneys for EDWARD J. SHOEN, JAMES P. SHOEN, JOHN M. DODDS, and AUBREY K. JOHNSON, Debtors and Debtors-In-Possession

Lowell E. Rothschild, Esq. (000635)
MESCH, CLARK & ROTHSCHILD, P.C.
259 North Meyer Avenue
Tucson, Arizona  85701-1090
(520) 624-8886

        Attorneys for WILLIAM E. CARTY, Debtor and Debtor-In-Possession

                      IN THE UNITED STATES BANKRUPTCY COURT

                           FOR THE DISTRICT OF ARIZONA

In re:                             )    In Proceedings Under
                                   )    Chapter 11
EDWARD J. SHOEN,                   )
                                   )    Case No. 95-1430-PHX-JMM
                  Debtor.          )
-----------------------------------
In re:                             )
                                   )
JAMES P. SHOEN,                    )    Case No. 95-1431-PHX-JMM
                                   )
                  Debtor.          )
-----------------------------------
In re:                             )
                                   )
AUBREY K. JOHNSON,                 )    Case No. 95-1432-PHX-JMM
                                   )
                  Debtor.          )
-----------------------------------
In re:                             )
                                   )
JOHN M. DODDS,                     )    Case No. 95-1433-PHX-JMM
                                   )
                  Debtor.          )
-----------------------------------
In re:                             )
                                   )
WILLIAM E. CARTY,                  )    Case No. 95-1434-PHX-JMM
                                   )
                  Debtor.          )    (Jointly Administered As Case
-----------------------------------     No. 95-1430-PHX-JMM)


           DEBTORS' THIRD AMENDMENT MODIFYING THE AMENDED AND RESTATED
                 PLANS OF REORGANIZATION PROPOSED BY THE DEBTORS

          This Third Amendment (the "Third Amendment") is proposed by each of the Debtors(1) in the above-captioned jointly administered Chapter 11 cases. Pursuant to Bankruptcy Code Section 1127, 11 U.S.C. Section 1127, the Debtors hereby propose the modifications of their respective Plans(2) which are stated below:

          1. Preliminary Statement. As of the filing date of the Third Amendment, the Bankruptcy Court has conducted eleven (11) days of evidentiary hearings in the Confirmation Hearing. Both the Plan Supporters and the Plan Objectors(3) have completed their respective cases-in-chief regarding confirmation; and the Plan Supporters' rebuttal case is scheduled for December 7-8, 1995. The Debtors propose the Third Amendment as part of the Plan Supporters' rebuttal case, and solely for the purpose of addressing various objections asserted by witnesses called by the Plan Objectors during their case-in-chief. The Third Amendment does not present any new and different species of property to be valued and


----------------------------

(1) Unless otherwise expressly stated herein, all capitalized defined terms will have the same meanings as in the Amended and Restated Plans of Reorganization, the First Amendment, and the Second Amendment which the Debtors have filed. The Third Amendment is a modification of each of those Plans; and, henceforth, the defined term "Plan" appearing therein will be deemed to incorporate and include the Third Amendment.

(2) See note 1, supra, regarding the defined term "Plan" and the incorporation, henceforth, of the Third Amendment in the Debtors' Plans.

(3) The "Plan Supporters" are the Debtors (who are the proponents of the Plans) and AMERCO (which has agreed to provide certain funding support for the Plans). The "Plan Objectors" are the Share Case Plaintiffs and Paul Shoen (subject to the Plan Supporters' objections that Paul Shoen does not have standing).

transferred under the Debtors' Plans; and it is the Debtors' belief that the adjustments made by the Third Amendment are the kinds of changes which ordinarily would be made by negotiations and stipulations in the usual confirmation environment. However, the Debtors have not had the benefit of such consensual dealings with the Plan Objectors and, therefore, the Debtors (together with AMERCO) have not been able to address certain objections and deal with them until the objections have been asserted by the Plan Objectors and certain of their witnesses during the Confirmation Hearing.

          2. AMERCO Certification. The Debtors are the proponents of their respective Plans. AMERCO is a supporter and the proposed funder of the Debtors' payment of the Share Case Claim under their Plans. Wherever the Third Amendment provides for an act or approval by AMERCO, the attached AMERCO Certification confirms that AMERCO agrees to do such act and to give such approval. The Debtors are satisfied that everything now and heretofore requested of AMERCO in support of the Debtors' Plans has been approved by the AMERCO Funding Resolution, a copy of which is Exhibit PS-18 received in evidence in the Confirmation Hearing.

          3. Incorporation Of October 17, 1995 Agreement. The Debtors incorporate in their Plans the Agreement dated October 17, 1995 which the Debtors have made and executed with AMERCO. A conformed copy of the Agreement has been received in evidence in the Confirmation Hearing as Exhibit B-127. Also, the Debtors have filed a motion asking the Bankruptcy Court to approve their participation in the Agreement (if and to the extent that such approval is needed); and a copy of the motion (including copies of the Agreement and related correspondence) has been received in evidence in the Confirmation Hearing as Exhibit PS-66. The Agreement is subject to confirmation of the Debtors' Plans and the occurrence of the Effective Date.

          4. Computation/Payment Sources Of The Share Case Claim. Attached Schedule "1-SCC" shows the Debtors' computation of the face amount of the Share Case Claim and the sources of payment thereof under the Debtors' Plans (exclusive of the Contingency Fund which remains in effect). Schedule 1-SCC includes the following adjustments:

                   (a) Computation Of The Share Case Claim. As stated in the First Amendment, the face amount of the Share Case Claim has been reduced by $84,576,312 as a result of the Settlement Agreement and the Stock Purchase Agreement with Mary Anna (Shoen) Eaton and MARAN, Inc., respectively. Furthermore, and pursuant to (i) Samuel Shoen's testimony that the Share Case Plaintiffs received a $1,500,000 payment from Paul Shoen and (ii) the Agreement between Paul Shoen and the Share Case Plaintiffs (see Exhibit B-1-A in evidence), which provides that the above-referenced payment reduces the "principal" of the Share Case Judgment, Schedule 1-SCC shows an additional $1,500,000 reduction of the Share Case Claim payable to the Share Case Plaintiffs. Paul Shoen has demanded reimbursement of his $1,500,000 payment from AMERCO. At the request of the Debtors, AMERCO agrees that, at or before the time when AMERCO funds the Debtors' Plans on the Effective Date, AMERCO will pay Paul Shoen $1,500,000 cash to reimburse him for that payment. This agreement by AMERCO is without prejudice to its right to examine, approve, or disapprove any other or further demand which may be made, or which has been made, by Paul Shoen or by anyone else (if anyone) who claims to be similarly situated.

                   (b) Payment Sources. Schedule 1-SCC shows that the sources of payment of the Share Case Claim remain the Series B AMERCO Preferred Stock, the Series D AMERCO Preferred Stock, certain Mortgage Loans, the Class C REMIC Certificate, certain Real Property, and cash. As shown on Schedule 1-SCC: (i) the amounts of the Series B and Series D AMERCO Preferred Stock are unchanged; and (ii) all adjustments (if any) by AMERCO in any other species of property being transferred under the Plans are, and will be, made dollar for dollar in the cash paid under the Plans. The latter adjustments already have been contemplated and provided for in the Debtors' Plans (see, e.g., the Second Amendment at paragraphs 5 and 6); and Schedule 1-SCC essentially provides updated calculations pursuant to the Third Amendment.

                   (c) Cash Support Of Arithmetical Calculations. If any shortfall arises from any inaccuracy of the Debtors' arithmetical calculations, the shortfall will be paid in cash on the Effective Date.

          5. Issues Regarding Preferred Stock. At the request of the Debtors, and in response to objections asserted during the testimony of certain of the witnesses called by the Plan Objectors

(primarily Curtis Kimball but also Samuel Shoen), AMERCO agrees to make the changes in its preferred stock documents which are stated in attached Schedule "2-Preferred." As shown in Schedule 2-Preferred, AMERCO also expressly confirms that the "shelf registration" with respect to its Series A Preferred Stock has been terminated and cannot be renewed. See AMERCO's "Post-Effective Amendment No. 1," a true and correct copy of which is attached to Schedule 2 - Preferred. The matters described above and in Schedule 2-Preferred do not change the amount and composition of the preferred stock being transferred under the Plans.

          6. Issues Regarding Mortgage Loans. At the request of the Debtors, and in response to objections asserted during the testimony of the Plan Objectors' witness Mitchell Clarfield, AMERCO agrees to provide certain representations and warranties, which are stated in attached Schedule "3-ML," in conjunction with the transfer of the Mortgage Loans under the Plans. The representations and warranties will inure to the benefit of both the applicable Share Case Plaintiffs (including any Settlement Trust of which they are beneficiaries) and any transferee(s) from those Share Case Plaintiffs. Schedule 3-ML also reflects that the Mortgage Loans will be transferred with the underlying loan files, assignments of the rights of AMERCO and its affiliates under all applicable reports and opinions, and ALTA Lender's Title Insurance Policies insuring priority of the liens. If and to the extent that the balances of the Mortgage Loans are reduced by payments received on or before the Plans' Effective Date, the cash paid under the

Plans will be increased by the amount of those payments. Furthermore, Loan No. 1 listed on Exhibit PS-32 received in evidence in the Confirmation Hearing has been withdrawn by AMERCO; and the cash paid under the Plans will be increased by the balance of that loan. See also Schedule 1-SCC.

          7. Issues Regarding Class C REMIC Certificate. The Plan Objectors did not present any expert testimony controverting the value of the Class C REMIC Certificate (since the Plan Objectors withdrew Dennis Lavin as a witness). If and to the extent that there is any reduction of the balance of the Class C Certificate owing to AMERCO as of the Plans' Effective Date, the cash paid under the Plans will be increased by the amount of any such reduction of the balance of the Class C Certificate. See also Schedule 1-SCC.

          8. Certain Real Property Adjustments. As shown in attached Schedule "4-RP," and as contemplated and provided for in paragraph 6 of the Second Amendment, several of the parcels of real property proposed to be transferred under the Plans are being withdrawn and replaced with cash in the full amounts of the Cushman & Wakefield appraisals. Any other or further adjustments before the Plans' Effective Date will be made in the same way. See also Schedule 1-SCC.

          9. Settlement Trust Issues. The Settlement Trust is defined in the Debtors' Plans. It is intended as a vehicle which the applicable Share Case Plaintiffs (i.e., the beneficiaries) can choose to keep or to dissolve as soon as it is funded on the

Effective Date or at any time thereafter. While the beneficiaries are deciding, AMERCO agrees to pay the trustee's fees and expenses from the Effective Date to the three (3) month anniversary of the Effective Date. The form of Settlement Trust Agreement which comprises Schedule "5" attached to the Disclosure Statement is a draft document which has been available for review by the Share Case Plaintiffs and their counsel since approximately July 28, 1995. No comments have been received by counsel for the Plan Supporters. Notwithstanding the funding of the Settlement Trust on the Effective Date, and if the applicable Share Case Plaintiffs (i.e., the beneficiaries) want to keep the Settlement Trust wholly or in part thereafter, the Debtors and AMERCO are willing to amend the Settlement Trust nunc pro tunc as of the Effective Date and as reasonably requested by the beneficiaries within thirty (30) days thereafter, so long as any requested amendment: (i) retains the Effective Date as the funding date of the Settlement Trust; and (ii) does not create or increase any financial obligation of the Debtors (including the Reorganized Debtors) and AMERCO beyond what is proposed in the Plans. Without thereby delaying the occurrence of the Effective Date and the funding of the Settlement Trust at that time, the Debtors and AMERCO also are prepared to work immediately with the Share Case Plaintiffs and their counsel in an effort to finalize the Settlement Trust Agreement to their reasonable satisfaction before the Settlement Trust is funded.

          10. Offer To Settle Disputes. Subject to confirmation of the Plans, and as of the Effective Date, the Debtors (including the Reorganized Debtors) and AMERCO offer to exchange mutual releases with the Plan Objectors, including stipulations for dismissal with prejudice of all pending litigation of any kind. The mutual releases proposed will be substantially similar to the releases which were executed in connection with the Agreements by and among the Debtors, AMERCO, Mary Anna (Shoen) Eaton and her husband, and MARAN, Inc. See Exhibits PS-15 and PS-16 in evidence in the Confirmation Hearing. The offer is made to each of the Plan Objectors (but must be accepted by both the individual and his/her related corporation in the case of the respective Share Case Plaintiffs); and the offer will expire if it is not accepted in writing by the Confirmation Date. The Debtors and AMERCO cannot bind, and are not trying to bind, any unwilling Plan Objector to this offer. Instead, this offer is made unilaterally in response to assertions during the Plan Objectors' case-in-chief (primarily Samuel Shoen's testimony) that confirmation and performance of the Plans will not end Shoen family disputes. The Debtors and AMERCO believe that such assertions are wrong at least to the extent of disputes which are struggles for control of AMERCO and adversely affect AMERCO. The Debtors and AMERCO are willing to agree to a more global settlement if the Plan Objectors are so inclined, so that (along with the further assurances and the retention of the Bankruptcy Court's jurisdiction provided below) there can be a comprehensive resolution of disputes.

          11. Further Assurances. Without creating or increasing any financial obligation of the Debtors (including the Reorganized Debtors) and AMERCO beyond what is proposed in the Plans, the Debtors and AMERCO agree that they will provide reasonable cooperation and assistance to the Share Case Plaintiffs with respect to the property transferred pursuant to the Plans.

          12. Retention Of Bankruptcy Court's Jurisdiction. Unless the Bankruptcy Court orders otherwise in the Confirmation Order, the Bankruptcy Court's retention of jurisdiction provided in the Plans will include retained jurisdiction to enforce the further assurances provision stated above. The Debtors (also binding the Reorganized Debtors) and AMERCO expressly consent to such retention of jurisdiction by the Bankruptcy Court.

          13. Incorporation By Reference. The Third Amendment will be, and hereby is, incorporated by reference in the Debtors' Plans. When and if requested or permitted by the Bankruptcy Court, the Debtors are willing to meld the modifications made by the Third Amendment (as well as the First Amendment and the Second Amendment) into the language of the Plans in order to make the final iteration of the Plans more precise.

          14. Plans Continue In Effect. Except as expressly modified by the Third Amendment, the Debtors' Plans continue in full force and effect.

DATED:  December 5, 1995                      /s/ Edward J. Shoen
                                              ----------------------------------
                                              EDWARD J. SHOEN, Debtor
                                              and Debtor-In-Possession


                                              /s/ James P. Shoen
                                              ----------------------------------
                                              JAMES P. SHOEN, Debtor
                                              and Debtor-In-Possession


                                              /s/ John M. Dodds
                                              ----------------------------------
                                              JOHN M. DODDS, Debtor
                                              and Debtor-In-Possession


                                              /s/ Aubrey K. Johnson
                                              ----------------------------------
                                              AUBREY K. JOHNSON, Debtor
                                              and Debtor-In-Possession


                                              /s/ William E. Carty
                                              ----------------------------------
                                              WILLIAM E. CARTY, Debtor
                                              and Debtor-In-Possession

PREPARED AND SUBMITTED BY:

STREICH LANG
A Professional Association
Renaissance One
Two North Central Avenue
Phoenix, Arizona  85004-2391

By /s/ John J. Dawson
   ------------------------------
       John J. Dawson
       Susan G. Boswell
       Ronald E. Reinsel

Attorneys for EDWARD J. SHOEN,
JAMES P. SHOEN, JOHN M. DODDS,
and AUBREY K. JOHNSON,
Debtors and Debtors-In-Possession

Lowell E. Rothschild, Esq.
Scott Gan, Esq.
MESCH, CLARK & ROTHSCHILD, P.C.
259 North Meyer Avenue
Tucson, Arizona  85701-1090
Attorneys for WILLIAM E. CARTY,
Debtor and Debtor-In-Possession

                              AMERCO CERTIFICATION

                              AMERCO CERTIFICATION

          Acting by and through its duly authorized Corporate Secretary undersigned, AMERCO hereby certifies as follows:

          1. AMERCO is familiar with the Debtors' Plans, including the Third Amendment to which this Certification is attached.

          2. AMERCO expressly approves the Debtors' Plans, including the Third Amendment, and further expressly confirms that wherever the Third Amendment provides for an act or approval by AMERCO, AMERCO agrees to do such act and to give such approval.

DATED:  December 5, 1995                 AMERCO, a Nevada corporation

                                         By /s/ Gary V. Klinefelter
                                            ---------------------------------
                                            Gary V. Klinefelter
                                          Its Corporate Secretary

                                 SCHEDULE 1-SCC

                        (PERTAINS TO COMPUTATION/ PAYMENT
                        SOURCES OF THE SHARE CASE CLAIM)

                                Schedule 1 - SCC

A.  Computation Of The Share Case Claim.

Balance on the Petition Date
$461,838,000 plus judgment
interest of ten percent (10%)
per year from February 14, 1995
to and including February 21,
1995)                                                          $ 462,723,716 (1)

Less:

Reduction pursuant to Paul
Shoen's Agreement with the
Share Case Plaintiffs                                             (1,500,000)(2)

Reduction pursuant to the
Settlement Agreement and the
Stock Purchase Agreement with
Mary Anna (Shoen) Eaton and
MARAN, Inc.                                                      (84,576,312)(3)
                                                               -------------
Total Remaining Share Case Claim                               $ 376,647,404 (4)
                                                               =============

B.  Share Case Claim Sources Of Payment.

    Property                                                  Amounts/Values(5)
    --------                                                  --------------
Series B AMERCO Preferred Stock                                 $101,398,336

Series D AMERCO preferred Stock                                  193,000,000

Real Property (Adjusted as shown
in Schedule 4-RP)(6)                                              42,682,000(7)

Mortgage Loans (Balances adjusted
as of December 15, 1995)                                          13,343,147(7)

Class C REMIC Certificate (Balance
as of November 1, 1995)                                           12,519,638(7)

Cash                                                              13,704,283(7)
                                                                ------------
Total of Payments                                               $376,647,404
                                                                ============

C.   Notes To Schedule 1 - SCC.

        1. This balance does not include any taxable costs (if there are any) awarded to the Share Case Plaintiffs under the Share Case Judgment. If and when any such costs are awarded, they will be paid in cash.

        2. As stated in subparagraph 4(a) of the Third Amendment, AMERCO has agreed to reimburse Paul Shoen for his $1,500,000 payment.

        3. This reduction resulted from total cash payments of $64,085,000 which AMERCO paid to Mary Anna (Shoen) Eaton and to MARAN, Inc. under the respective provisions of a Settlement Agreement and a Stock Purchase Agreement in which the Bankruptcy Court allowed the Debtors to participate.

        4. This amount does not include any post-Petition Date interest under the Share Case Judgment. If the Bankruptcy Court determines that the Debtors are obligated to pay any such interest, the payment will be made from the Contingency Fund.

        5. The Plan Supporters believe that the listed assets have, or may have, greater actual values than the amounts listed and that the listed amounts are "at least" the values of those assets. For purposes of the confirmation standards, and in light of the testimony of their experts, the Plan Supporters are using the listed amounts as the values.

        6. See note 5, supra. The values of the real property assets are based on Cushman & Wakefield appraisals which have been received in evidence.

        7. Any further adjustments in the Real Property, the balances of the Mortgage Loans, and/or the balance of the Class C REMIC Certificate on or before the Effective Date will be covered by dollar-for-dollar increases in the cash paid under the Plans. Any shortfalls resulting from arithmetical miscalculations (if any) by the Plan Supporters and/or the need to round off certain fractional interests (e.g., fractional shares of preferred stock) also will be paid in cash.

                             SCHEDULE 2 - PREFERRED

         (ADDRESSES CERTAIN CHANGES IN AMERCO'S PREFERRED STOCK DOCUMENTS)

                             SCHEDULE 2 - PREFERRED

A.       SERIES B PREFERRED STOCK.

         The following changes and clarifications are being (or will be) made to the Form S-2, Registration Statement dated October 31, 1995, and the Prospectus related thereto with respect to the Series B Fixed Rate Preferred Stock (collectively, the "Series B Prospectus") under the general heading "Description of Securities":

                  1.       Special Call Provision.

                  This provision will be clarified to provide that the only Securities (as defined in the Series B Prospectus) which are subject to the Special Call Provision are those that have not been sold in either a public offering or in a private sale (other than the offering to which the Series B Prospectus relates, i.e., the Share Case Plaintiffs or any related parties thereto).

                  2.       Right of Redemption.

                  This provision will be changed and clarified to provide that the Securities (as defined in the Series B Prospectus) may not be sold in a public offering or in a private sale unless such Securities are first offered to the Company (as defined in the Series B Prospectus) by written notice from the holder(s) of the Securities to the Company. The Company will then have twenty-one (21) days(1) from receipt of the notice to decide whether or not to exercise its right of redemption. If the Company decides within that twenty-one (21) day period to exercise its right of redemption, it will notify in writing the holder(s) seeking to sell the Securities. The Company will then have one hundred twenty (120) days from the date of giving such written notice in which to perform.

                  The blank which currently appears in the Series B Prospectus as to the time period within which the holder(s) of any Securities must sell (assuming the Company's failure to exercise its right of redemption) will provide for a two hundred seventy (270) day period

-------------------

(1) Pursuant to the testimony of Robert Redmond, the notice period was changed from 180 days as provided in the Series B Prospectus to 30 days. The Debtors (with the approval of AMERCO) are further shortening the notice period from 30 days to 21 days.

                  for the holder(s) of such Securities to sell before a holder must again comply with the right of redemption provision.

                  3.       Voting.

                  This provision will be changed to delete the term "consecutive" so that whenever dividends payable on any of the Securities are in arrears for six calendar quarters, the holders of such shares (voting separately as a class with any holders of any other cumulative preferred stock upon which like voting rights have been conferred, i.e., the Series D and Series A Preferred Stock) will be able to nominate and vote for the election of two additional directors of the Company in accordance with the procedures more fully set forth in the Series B Prospectus.

B.       SERIES D PREFERRED STOCK.

         The following changes and clarifications are being (or will be) made to the Form S-2, Registration Statement dated October 31, 1995, and the Prospectus related thereto with respect to the Series D Floating Rate Preferred Stock (collectively, the "Series D Prospectus") under the general heading " Description of Securities":

                  1.       Special Call Provision.

                  This provision will be clarified in the same manner as set forth above in Paragraph 1 above for the Series B Preferred Stock.

                  2.       Right of Redemption.

                  This provision will be changed and clarified in the same manner as set forth in Paragraph 2 above for the Series B Preferred Stock.

                  3.       Voting.

                  This provision will be changed in the same manner as set forth in Paragraph 3 above for the Series B Preferred Stock.


C.       THE SHELF REGISTRATION (TERMINATION).

         The Registration Statement and Prospectus related thereto, dated October 6, 1993, for Preferred Stock and Debt Securities of AMERCO (referred to as the "Shelf Registration") was terminated on December 5, 1995 by the filing of "Post-Effective Amendment No. 1" by AMERCO, a copy of which is attached. Therefore, there is no currently effective registration statement pursuant to which AMERCO could issue additional Preferred Stock or Debt Securities.

                                  SCHEDULE 3-ML

         (PERTAINS TO THE MORTGAGE LOANS BEING TRANSFERRED UNDER THE PLANS)

                                  SCHEDULE 3-ML

A.       STANDARD LENDER'S TITLE INSURANCE POLICIES.

         AMERCO(1) will obtain, in the name of the Settlement Trust Trustee as the insured lender, an ALTA lender's title insurance policy with respect to each Mortgage Loan transferred under the Plans.

B.       DOCUMENTS TO BE TRANSFERRED.

         In conjunction with the transfer of the Mortgage Loans under the Plans, AMERCO will transfer the following:

         1. All of the loan and security documents evidencing and securing the Mortgage Loans;

         2.       The underlying loan files; and

         3. Assignments of all rights of AMERCO under all applicable reports and opinions, including, but not limited to, environmental reports and opinions of borrowers' counsel.

C.       REPRESENTATIONS AND WARRANTIES.

         AMERCO will give the following representations and warranties in conjunction with the transfer of the Mortgage Loans as provided under the Plans:

         1. Seller(2) has the power and authority to execute the transfer documents, including authority to sell, assign, and transfer.

         2. Execution, delivery, and compliance with the transfer of the Mortgage Loans will not conflict with any law or regulation or constitute a default under existing agreements to which Seller is a party.

         3. All action has been taken by Seller to authorize execution, delivery and performance of the transfer of the Mortgage Loans.

--------------------------
(1)      As used herein, AMERCO will mean AMERCO or the appropriate subsidiary.

(2)      In this context, Seller will mean AMERCO or the appropriate subsidiary.

         4. Seller has obtained any consent, approval, authorization or order from any body required for execution, delivery and performance of the transfer of the Mortgage Loans.

         5.       Seller is the sole owner and holder of each Mortgage Loan.

         6. Seller is transferring the Mortgage Loans free and clear of any and all liens, pledges, charges or security interests of any nature except any interest of Seller in any encumbrances and obligations which are junior to the Mortgage Loans being transferred or in any property management agreement(s) to which Seller is a party.

         7. The Mortgage Loan(s) has not been modified in any material respect or satisfied, canceled or subordinated.

         8. The proceeds of the Mortgage Loan(s) have been fully disbursed and there is no requirement for future advances.

         9. Each Mortgage Loan is covered by an ALTA lender's title insurance policy.

         10. To Seller's knowledge, there is no default, breach, violation or event of acceleration existing in any of the Mortgage Loans.

         11. No payment required under any Mortgage Loan is more than 30 days past due.


D.       KOLB ROAD SELF STORAGE(3).

         In response to the concerns of the Share Case Plaintiffs about the existence of current evidence of indebtedness, attached hereto and by this reference incorporated herein is the "Amended Order Confirming Plan" dated April 12, 1993 (the "Amended Order"). In June 1993, after entry of the Amended Order, U-Haul International, Inc. purchased from General Financial Services, Inc. the obligation of Kolb Road Self Storage to General Financial Services, Inc. (as set forth in the Amended Order).


--------------------------

(3) This loan is listed as Loan No. 2 in Exhibit PS-32 which has been received in evidence in the Confirmation Hearing.

                                  SCHEDULE 4-RP

         (PERTAINS TO THE REAL PROPERTY, INCLUDING ADJUSTMENTS THEREOF, BEING TRANSFERRED UNDER THE PLANS)

                                  SCHEDULE 4-RP

Part A:

                 CASH SUBSTITUTIONS FOR REAL PROPERTY PREVIOUSLY
                 PROPOSED TO BE TRANSFERRED UNDER DEBTORS' PLANS


Cushman & Wakefield                  Property                              Cushman & Wakefield
   Property No.                      Location                                Appraised Value
-------------------                  --------                              -------------------
           15                        Kansas City, KS                          460,000.00

           22                        Houston, TX                              265,000.00
                                     FM 1960 & Woodcreek

           27                        Mesquite, TX                             110,000.00

           41                        Manassas Park, VA                        185,000.00

           47                        Port Orange, FL                          525,000.00

           58                        Fontana, CA                              290,000.00
                                     Boyle Avenue

           60                        Long Beach, CA                         1,350,000.00

           66                        Palm Springs, CA                         570,000.00
                                                                           -------------
Total Cash Replacing Withdrawn Property:                                   $3,755,000.00
                                                                           =============